Exhibit 99.1

News Release
Release: Immediate	Contact: Ronda J. Williams 312-706-3232

Oil-Dri Announces Record Sales and
Increased Earnings for the First Quarter

CHICAGO - (November 28, 2007) - Oil-Dri Corporation of America (NYSE: ODC) today reported net sales of $55,285,000 for its first fiscal quarter ended October 31, 2007, a 6% increase compared with net sales of $52,129,000 in the same quarter one year ago. The Company reported net income for the quarter of $2,484,000, or $0.35 per diluted share, a 51% increase compared with net income of $1,647,000, or $0.24 per diluted share, in the same quarter one year ago.

First Quarter Review
President and Chief Executive Officer Daniel S. Jaffee said, “I am very pleased with the strong first quarter results, which reflect both healthy sales growth and gross margin enhancement. The combination of our focus on strategic pricing, improved manufacturing and logistic efficiencies, and procurement sourcing initiatives helped to expand our gross margin to 22.5% in the quarter. I am proud of the entire Oil-Dri Team. By constantly communicating with our business partners, we are able to meet or exceed our customers’ expectations on a daily basis.”
(continued)

Business Review
Net sales for the Company’s Retail and Wholesale Products Group were $38,368,000 and group income was $4,350,000 in the first quarter. Net sales and volume were up for the Group’s private label cat litter business as a result of added distribution that began in the second half of the last fiscal year. The Group’s Canadian and United Kingdom operations also contributed to increased net sales. Net sales of the Group’s industrial and automotive products were down in the quarter due to lower sales of floor absorbents.

Net sales for the Company’s Business-to-Business Products Group were $16,917,000 and group income was $4,001,000 in the first quarter. The Group achieved increased net sales and volume for its bleaching clay, sports turf and animal health and nutrition products. Net sales of the Group’s agricultural carriers, however, continued to erode due to increasing acceptance of genetically modified seeds.

Financial Review
On October 9, 2007, Oil-Dri’s Board of Directors declared quarterly cash dividends of $0.13 per share of outstanding Common Stock and $0.0975 per share of outstanding Class B Stock. The dividends will be payable on December 7, 2007 to stockholders of record at the close of business on November 23, 2007. At the October 31, 2007 closing price of $19.59 per share and assuming cash dividends continue at the same rate, the annual yield on the Company’s Common Stock is 2.7%.
(continued)

The Company has paid cash dividends continuously since 1974 and has increased quarterly cash dividend rates in each of the last four fiscal years.

Cash and cash equivalents totaled $5,370,000 and short-term investments totaled $22,350,000 at October 31, 2007. Capital expenditures for the first quarter totaled $2,147,000, which was $285,000 more than the depreciation and amortization of $1,862,000.

Looking Forward
Jaffee added, “On November 1, 2007, just after the close of our first quarter, we consummated a sale of California emission reduction credits to an unaffiliated third party. As a result of the sale, we expect to report a pre-tax gain in other income of approximately $500,000 in our second quarter ending January 31, 2008.

“We have been successful in delivering outstanding product quality and unsurpassed service to our customers. In return, our business partners have rewarded us with an increased share of their value added requirements. We expect this trend to continue during the second quarter, which is historically a strong quarter for our business.”

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The Company will offer a live webcast of the first quarter earnings teleconference on Thursday, November 29, 2007, at 10am CT. To listen to the call via the web, please visit www.streetevents.com or www.oildri.com. An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri website.

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and is the world’s largest manufacturer of cat litter.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would”, “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “believe”, “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

O I L - D R I C O R P O R A T I O N O F A M E R I C A

Consolidated Statements of Income
(in thousands, except for per share amounts)
(unaudited)

	Three Months Ended October 31,
	2007	% of Sales	2006	% of Sales
Net Sales	$55,285	100.0%	$52,129	100.0%
Cost of Sales	(42,855)	77.5%	(41,466)	79.5%
Gross Profit	12,430	22.5%	10,663	20.5%
Operating Expenses	(8,860)	16.0%	(8,161)	15.7%

Operating Income	3,570	6.5%	2,502	4.8%
Interest Expense	(574)	1.0%	(617)	1.2%
Other Income	430	0.8%	363	0.7%

Income Before Income Taxes	3,426	6.2%	2,248	4.3%
Income Taxes	(942)	1.7%	(601)	1.2%
Net Income	$2,484	4.5%	$1,647	3.2%

Net Income Per Share:
Basic Common	$0.38		$0.27
Basic Class B Common	$0.31		$0.20
Diluted	$0.35		$0.24

Average Shares Outstanding:
Basic Common	5,004		4,852
Basic Class B Common	1,840		1,804
Diluted	7,145		6,913

O I L - D R I C O R P O R A T I O N O F A M E R I C A

Consolidated Balance Sheets
(in thousands, except for per share amounts)
(unaudited)

		As of October 31,
		2007	2006

Current Assets
Cash and Cash Equivalents		$5,370	$8,127
Investment in Treasury Securities		22,350	16,851
Accounts Receivable, net		27,579	26,009
Inventories		17,536	15,947
Prepaid Expenses		5,757	6,791
Total Current Assets		78,592	73,725
Property, Plant and Equipment		52,054	51,880
Other Assets		12,410	12,640
Total Assets		$143,056	$138,245

Current Liabilities
Current Maturities of Notes Payable		$8,080	$4,080
Accounts Payable		6,395	6,215
Dividends Payable		842	755
Accrued Expenses		13,705	14,519
Total Current Liabilities		29,022	25,569
Long-Term Liabilities
Notes Payable		23,000	31,080
Other Noncurrent Liabilities		7,676	8,295
Total Long-Term Liabilities		30,676	39,375
Stockholders' Equity		83,358	73,301
Total Liabilities and Stockholders' Equity		$143,056	$138,245

Book Value Per Share Outstanding		$12.18	$11.01

Acquisitions of
Property, Plant and Equipment	First Quarter	$2,147	$2,352
Depreciation and Amortization Charges	First Quarter	$1,862	$1,824

O I L - D R I C O R P O R A T I O N O F A M E R I C A
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Three Months Ended
	October 31,
CASH FLOWS FROM OPERATING ACTIVITIES	2007	2006

Net Income	$2,484	$1,647

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	1,862	1,824
Decrease in Accounts Receivable	295	84
(Increase) in Inventories	(2,299)	(250)
Increase (Decrease) in Accounts Payable	296	(1,034)
(Decrease) in Accrued Expenses	(2,606)	(164)
Other	(28)	(68)
Total Adjustments	(2,480)	392
Net Cash Provided by Operating Activities	4	2,039

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(2,147)	(2,352)
Net (Purchases) Dispositions of Investment Securities	(4,208)	2,617
Other	--	30
Net Cash (Used in) Provided by Investing Activities	(6,355)	295

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on Long-Term Debt	(80)	(80)
Dividends Paid	(834)	(754)
Other	909	75
Net Cash Used in Financing Activities	(5)	(759)

Effect of exchange rate changes on cash and cash equivalents	(407)	(55)

Net (Decrease) Increase in Cash and Cash Equivalents	(6,763)	1,520
Cash and Cash Equivalents, Beginning of Year	12,133	6,607
Cash and Cash Equivalents, October 31	$5,370	$8,127